Exhibit 99.1
For Immediate Release

CONTACT: George R. Trumbull
NYMAGIC, INC.
(212) 551-0610


                NYMAGIC, INC. REPORTS 2003 FIRST QUARTER RESULTS


         New York, May 15, 2003 - NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter ended March 31, 2003. Net earnings for the three months ended March 31, 2003 were $1.9 million, or $.20 per diluted share, compared with $2.7 million, or $.29 per diluted share, for the first quarter of 2002.

         George R. Trumbull, Chairman and Chief Executive Officer, commented on the results, "The reduction of $0.8 million in net earnings is a direct function of the reduction in investment income during this period. We expect that investment income will increase in coming months as we implement our revised investment strategy."

         Mr. Trumbull added, "Underwriting results for the three months ended March 31, 2003 were improved. Net premiums earned declined to $21.7 million for the first quarter of 2003 from $27.1 million for the first quarter of 2002, as a result of the Company's previously announced decision to withdraw from aviation and operations in London. Net premiums earned from our core lines of business (ocean marine, inland marine/fire and other liability) increased by 49% to $20.2 million, from $13.5 million last year. A detailed reconciliation of the Company's premiums is presented within the supplemental information section of the attached comparative table."

         Net losses and loss adjustment expenses declined by 32% to $12.0 million from $17.7 million last year, a substantial improvement. Total expenses (which include net losses and loss adjustment expenses) declined by 23% to $20.6 million from $26.9 million last year. The combined loss and expense ratio improved to 95.0% for the first quarter of 2003 compared with 98.4% for the first quarter of 2002.

         Mr. Trumbull commented further on underwriting results, "Our core lines of business (ocean marine, inland marine/fire and other liability) reflect premium growth from both rate and volume increases. Gross and net premium writings from these lines of business increased collectively by 22% and 23%, respectively, in the first quarter of 2003 over the same period of the prior year. While we remain focused on our core lines of business, we are also actively pursuing and seeking complementary books of business. In particular, we are evaluating seasoned, controlled, niche books of business where the underwriting manager has demonstrated an expertise in a particular specialty line of business and we envision writing some of this business during the coming months."

         Mr. Trumbull also noted that investment results for the three months ended March 31, 2003 were modest, as expected. Net investment income declined to $1.5 million from $3.9 million for the first quarter of 2002, as a result of the Company's previously announced decision to liquidate a substantial portion of its fixed income portfolio in anticipation of repositioning the portfolio. During the first quarter of 2003, approximately 72% of the Company's investments were short-term. Net realized investment losses after taxes, totaled $21,000, or $.00 per diluted share, for the first quarter of 2003 as compared with net realized investment losses after taxes of $382,000, or $.04 per diluted share, for the same period of last year.

         At March 31, 2003 the Company held total investments of $435.2 million, an increase of $5.7 million from December 31, 2002. This included $76.7 million of fixed maturities available for sale at fair value (a $1.1 million increase over amortized cost), $46.4 million of limited partnerships at equity (a $1.4 million increase over cost) and $312.1 million of short-term investments (at cost which approximates fair value).

         Mr. Trumbull commented, "We have now begun to implement the Company's revised investment strategy. Presently, we anticipate investing approximately 67% of the Company's total portfolio in investment grade fixed income instruments; approximately 20% in a diversified pool of hedge funds; 5% to 10% in non-investment grade fixed income securities and the balance in short-term fixed income investments for liquidity purposes. We anticipate that the average duration of the fixed income portfolio will not exceed five years. As we move forward, we may adjust this strategy based on market conditions and our view of the best investment opportunities. We expect that the implementation of the Company's investment program will take several months, and will be completed prior to year-end."

         During the first quarter of 2003, shareholders' equity rose to $231.1 million and book value per share increased to $23.58. Mr. Trumbull concluded, "We continue to take advantage of the current strong pricing environment while reshaping NYMAGIC, INC. for the future. We are optimistic about the current market opportunities and the future for the Company."

         NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

         Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2003 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, the ability to pay dividends, changes in the value of the Company's investment portfolio, investment yields, changes in the ratings assigned to the Company by rating agencies, as well as assumptions underlying any of the foregoing and are generally expressed with words such as "believes," "estimates," "expects," "anticipates," "plans," "projects," "forecasts," "could have," "may have" and similar expressions and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2003 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

                          (Comparative Table Attached)






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



                                  NYMAGIC, INC.
                                TABLE OF RESULTS
                                   (Unaudited)
                      (In thousands, except per share data)

                                      Three Months Ended
                                           March 31,
                                    2003               2002
                                    ----               ----
Revenues:
--------
Net premiums earned               $21,697            $27,136
Net investment income               1,506              3,948
Realized investment losses            (33)              (587)
Commission and other income           398                158
                                  --------           ---------
Total revenues                     23,568             30,655

Expenses:
--------
Net losses & loss adjustment
 expenses                          12,013             17,712
Policy acquisition expenses         4,182              4,656
General & administrative expenses   4,406              4,345
Interest expense                       26                165
                                  --------           ---------
Total expenses                     20,627             26,878

Income before income taxes          2,941              3,777

Total income tax expense            1,023              1,109

Net earnings                       $1,918             $2,668

Earnings per share:
 Basic                               $.20               $.29
 Diluted                             $.20               $.29

Weighted average shares outstanding:
 Basic                              9,571              9,270
 Diluted                            9,660              9,295

Balance sheet data:                March 31,        December 31,
------------------                  2003                2002
                                    ----                ----
Shareholders' equity              231,090            220,953
Book value per share(1)            $23.58             $23.54

(1) Calculated on a fully diluted basis.






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


Supplementary information:
-------------------------

Gross Premiums Written
 by Line of Business                 Three months ended March 31,
----------------------               2003       2002      Change
                                     ------    -------    -------
                                         (Dollars in thousands)

Ocean Marine                        $22,098    $18,879      17%
Inland marine/fire                    3,726      2,674      39%
Other liability                       4,261      3,164      35%
                                    -------    -------    -----
Subtotal                             30,085     24,717      22%
Aircraft                              1,551     17,086     (91%)
MMO London                              ---        811    (100%)
                                    -------    -------    ------
Total                               $31,636    $42,614     (26%)

Net Premiums Written
by Line of Business                  Three months ended March 31,
-------------------                  2003       2002      Change
                                     ------    -------    ------
                                        (Dollars in thousands)

Ocean marine                        $15,904    $13,579      17%
Inland marine/fire                    1,082        538     101%
Other liability                       3,707      2,758      34%
                                     ------    -------    -----
Subtotal                             20,693     16,875      23%
Aircraft                              1,397      9,351     (85%)
MMO London                              ---        376    (100%)
                                     ------    -------    ------
Total                               $22,090    $26,602     (17%)

Net Premiums Earned
by Line of Business                  Three months ended March 31,
-------------------                  2003       2002      Change
                                     ------    -------    -------
                                         (Dollars in thousands)

Ocean marine                        $15,494    $11,721      32%
Inland marine/fire                      889        463      92%
Other liability                       3,806      1,364     179%
                                     ------    -------    -------
Subtotal                             20,189     13,548      49%
Aircraft                              1,508     11,309     (87%)
MMO London                              ---      2,280    (100%)
                                     ------    -------    -------
Total                               $21,697    $27,137     (20%)









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